FEE REDUCTION COMMITMENT

This FEE REDUCTION COMMITMENT is made as of January 31, 2008 by Turner Investment Partners, Inc. (the "Adviser").

         WHEREAS, Turner Funds (the "Trust") is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

         WHEREAS, the Adviser serves as the investment adviser to the Core Growth Fund (the "Portfolio") of Turner, pursuant to an Investment Advisory Agreement dated January 28, 1997, as amended (the "Agreement"), and;

         WHEREAS, the Adviser desires to reduce its contractual fee rates under the Agreement for the Fund; and

         WHEREAS, the Adviser represents that the quality and quantity of its services under the Agreement will not be affected by this commitment and that its obligations under the Agreement will remain unchanged in all respects.

         NOW, THEREFORE, for good and valuable consideration receipt of which is hereby acknowledged, the Adviser, intending to be legally bound, agrees as follows:

         1. Effective the date hereof, for all services to be rendered and payments made pursuant to the Agreement, the Trust, on behalf of the Portfolio, will pay to the Adviser each month a fee at an annual rate equal to 0.60% of the average daily net assets of the Fund, calculated in accordance with the Agreement.

          2. Any future amendment to increase or otherwise reinstate the contractual fee rates under the Agreement for the Fund as in effect prior to the date hereof must be approved by the shareholders of the Fund as and to the extent required by the 1940 Act.

          3. This Fee Reduction Commitment shall be attached to and made a part of the Agreement.

          4. The Agreement shall continue in full force and effect as modified hereby.

         A copy of the Declaration of Trust of the Trust is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees, and is not binding upon any of the Trustees, officers or shareholders of the Trust individually but binding only upon the assets and property of the Trust. Further, the obligations of the Trust with respect to any one portfolio shall not be binding upon any other portfolio.


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         IN WITNESS WHEREOF, the Adviser has caused this instrument to be executed by its officers designated below as of the day and year first above written.

                                              TURNER INVESTMENT PARTNERS, INC.


Attest:                                        By: /s/ Thomas R. Trala, Jr.
        ---------------------                      ------------------------
                                                   (Authorized Officer)

                                               Name: Thomas R. Trala, Jr.



                                               Title Chief Operating Officer/
                                                     Chief Financial Officer


Accepted and Agreed as of the Date
First Set Forth Above:

TURNER FUNDS

on behalf of the Core Growth Fund

By: /s/ Brian F. Mcnally


Name: Brian F. Mcnally


Title: Vice President, Chief Compliance
       Officer and Secretary






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